Filed Pursuant to Rule 424(b)(5)
Registration No. 333-286955

PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated June 24, 2025 and
Prospectus Supplements dated June 24, 2025

and June 30, 2025)

SenesTech, Inc.

Up to $7,580,675 of Common Stock

This prospectus supplement amends and supplements certain information in the prospectus supplement, dated June 24, 2025, as amended and supplemented by the prospectus supplement no. 2, dated June 30, 2025 (collectively, the “ATM Prospectus Supplement”), to the accompanying base prospectus, dated June 24, 2025 (the “Base Prospectus” and, collectively with the ATM Prospectus Supplement, the “Prospectus”) filed as part of our registration statement on Form S-3 (File No. 333-286955) (the “Registration Statement”), relating to the offer, issuance and sale of shares of our common stock, par value $0.001 per share (“Common Stock”), from time to time, pursuant to the terms of an At The Market Offering Agreement (“Sales Agreement”), dated June 20, 2024, by and between us and H.C. Wainwright & Co., LLC, as sales agent or principal (“Wainwright” or the “sales agent”). Through the date hereof, we have sold an aggregate of $3,048,894.72 of shares of our Common Stock through the sales agent under the Sales Agreement. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “SNES.” On September 23, 2025, the last reported sale price for our Common Stock on Nasdaq was $4.59 per share.

As of the date of this prospectus supplement, the aggregate market value of our outstanding Common Stock held by non-affiliates was $31,888,709.40, based on 5,185,333 shares of Common Stock outstanding as of the date of this prospectus supplement, of which 5,185,156 shares are held by non-affiliates, and a price of $6.15 per share, which was the last reported sale price of our Common Stock on Nasdaq on August 4, 2025. During the 12 calendar months prior to and including the date of this prospectus supplement, we have sold $3,048,894.72 of securities pursuant to General Instruction I.B.6 of Form S-3.

We are filing this prospectus supplement to amend and supplement, as of September 24, 2025, the ATM Prospectus Supplement to update the maximum aggregate offering price of shares of our Common Stock that may be offered and sold under the Registration Statement pursuant to General Instruction I.B.6 of Form S-3.  After giving effect to the $10,629,569.80 offering limit imposed by General Instruction I.B.6 of Form S-3 and deducting amounts offered and sold pursuant to General Instruction I.B.6 of Form S-3 in the 12 calendar months prior to the date of this prospectus supplement, we may offer and sell additional shares of our Common Stock having an aggregate offering price of up to $7,580,675 from time to time through the sales agent in accordance with the terms of the Sales Agreement, which amount is in addition to the aggregate of $1,036,968.48 of shares of our Common Stock previously sold pursuant to the Prospectus and in accordance with the Sales Agreement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to this prospectus supplement with a value of more than one-third of the aggregate market value of our Common Stock held by non-affiliates in any twelve-month calendar period, so long as the aggregate market value of our Common Stock held by non-affiliates is less than $75,000,000. In the event that subsequent to the date of this prospectus supplement, the aggregate market value of our outstanding Common Stock held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales shall not apply to additional sales made pursuant to this prospectus supplement.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page S-4 of the ATM Prospectus Supplement and other documents and information contained or incorporated by reference in this prospectus supplement and the ATM Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

H.C. Wainwright & Co.

The date of this prospectus supplement is September 24, 2025.